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[LETTERHEAD]                                                         EXHIBIT 5.1


                               November 18, 1996


Spatializer Audio Laboratories, Inc.
20700 Ventura Boulevard, Suite 134
Woodland Hills, California 91634

        Re: Spatializer Audio Laboratories, Inc.
          Amendment Number One to the
          Registration Statement on Form S-3

Ladies and Gentlemen:

     We have acted as counsel to Spatializer Audio Laboratories, Inc. (the "Company"), in connection with the filing of the Company's Registration Statement on Form S-3 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 4,369,907 shares of Common Stock, par value $.01 per share (the "Shares"), being offered for resale by certain stockholders of the Company.

     As such counsel, we have examined such documents and records of the Company as we deemed necessary as a basis for the opinion set forth herein, and we are familiar with actions anticipated to be taken by the Company in connection with the authorization and issuance of the Shares.

     Based on such examination and subject to compliance with applicable state securities laws, we are of the opinion that the Shares are or, when issued by the Company in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an Exhibit to the Registration Statement.

                                          Very truly yours,

                                          BRAND FARRAR DZIUBLA
                                          FREILICH & KOLSTAD, LLP